Exhibit 3.91

CERTIFICATE OF FORMATION

OF

EDMOND REGIONAL MEDICAL CENTER, LLC

Under Section 18-201 of the

Delaware Limited Liability Company Act

FIRST: The name of the limited liability company is Edmond Regional Medical Center, LLC (the “Company”).

SECOND: The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19805.

THIRD: The name and address of the Company’s registered agent for service of process is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of October 13, 1998.

By:
Name: John M. Franck II
Title: Authorized Person